Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President	Senior Executive Vice President
	Chief Information Officer	Chief Financial Officer
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION BOARD OF DIRECTORS

APPROVES LISTING ON NASDAQ NATIONAL MARKET

TUPELO, MISSISSIPPI (April 28, 2005) – Renasant Corporation (AMEX:PHC), announced today that its Board of Directors has approved the decision to switch the listing of the Company’s common stock from the American Stock Exchange to The Nasdaq National Market. Effective Monday, May 2, 2005, the Company’s common stock will begin trading under the symbol Nasdaq: RNST. The Company’s common stock will continue to trade on the American Stock Exchange until the close of business on the American Stock Exchange April 29, 2005.

E. Robinson McGraw, Chairman & CEO of Renasant Corporation said, “This decision was made as a part of our ongoing efforts to maximize shareholder value and improve our Company’s visibility to investors. Although we have been pleased with the assistance given to us by the AMEX staff and our specialist, we believe that switching to the The Nasdaq National Market will allow us to increase the liquidity of our stock and provide our investors with the fastest execution times, lowest cost per trade and best prices.”

ABOUT RENASANT CORPORATION

Renasant Corporation, a Mississippi Corporation, is the parent of Renasant Bank (formerly known as The Peoples Bank & Trust Company) and Renasant Insurance, Inc. (formerly known as The Peoples Insurance Agency, Inc.). The Company has assets in excess of $2.3 billion and operates 59 banking and insurance offices in 36 cities in Mississippi, Tennessee and Alabama.

Substantially all of the Company’s business activities are conducted through, and substantially all of its assets and revenues are derived from, Renasant Bank and Renasant Insurance, Inc. Renasant Bank offers a complete range of banking and financial services to individuals and small to medium-size businesses including checking and savings accounts, business and personal loans, interim construction and residential mortgage loans, student loans, as well as safe deposit and night depository facilities. Internet Banking and call center services provide 24-hour banking. Renasant Insurance, Inc. offers a complete line of personal and commercial insurance.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding Renasant Corporation. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.